Exhibit 10.2


                  SEPARATION AND CONFIDENTIALITY AGREEMENT

	THIS SETTLEMENT AGREEMENT ("Agreement") is made by and between Thomas
J. Coffey ("Coffey"), an individual who resides at ______________________ ______________, as well as each and every dependent, heir, executor, legal representative and assign of Coffey, and INTELLIGENT ELECTRONICS, INC. ("IE"), a business corporation existing under the laws of the Commonwealth of Pennsylvania, having its corporate headquarters at Exton, Pennsylvania, together with each and every of its predecessors, successors (by merger or otherwise), parent, subsidiaries, affiliates, divisions, directors, officers, employees and agents, whether present or former.

	WHEREAS, the parties intend that Coffey's employment as Senior Vice President and Chief Financial Officer with IE will terminate on May
15, 1997, or the date when IE files its Form 10-K for the fiscal year ended on February 1, 1997 with the Securities and Exchange Commission, whichever is earlier ("Separation Date").

	WHEREAS, Coffey and IE desire to part on an amicable basis.

	NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, Coffey and IE acting of their own free will and intending to be legally and irrevocably bound, hereby agree as follows:

	1.	Employment Termination. Coffey agrees that his employment with IE will terminate on May 15, 1997, or upon the filing of IE's Form 10-K for the fiscal year ended on February 1, 1997 with the Securities and Exchange Commission, whichever occurs first. Upon the Separation Date of his employment, Coffey agrees to resign from all positions with IE. IE and Coffey may mutually agree to have Coffey remain as an employee of IE beyond the Separation Date. If Coffey elects to remain as an IE employee beyond the Separation Date, he may, in his sole and absolute discretion, elect at any time after the Separation Date to terminate his employment with IE by providing IE with at least two (2) weeks written notice. Upon such subsequent termination of his employment with IE, Coffey shall be entitled to receive all of the benefits set forth in this Agreement as if the Separation Date were the date of Coffey's actual termination of his employment with IE.

	2.	Salary Continuation. On the Separation Date and provided Coffey has met and continues to meet the conditions and obligations set out in this Agreement, IE agrees to pay Coffey, as salary continuation, a sum equal to his current base salary of Five Hundred Twenty Five Thousand
Dollars ($525,000) for eighteen (18) months following Coffey's Separation
Date ("Severance Period"). This salary continuation will be paid in equal bi-weekly installments in the same manner and with the same federal, state and local tax withholdings as Coffey's current salary.

	3.	Medical Benefit Continuation. For an eighteen (18) month period following Coffey's Separation Date ("Severance Period"), IE will provide
Coffey and his family full coverage under the IE group medical program subject to the terms of the medical plan. Any required employee contribution to the medical plan premium will be deducted from Coffey's monthly salary continuation payments during Severance Period. Coffey's statutory rights under COBRA to continue participation in IE's group medical coverage for a period of up to eighteen (18) months, at his own cost, shall begin immediately following the termination of Coffey's
Severance Period. IE's obligation to continue medical coverage will cease if Coffey becomes eligible to participate in a comparable medical plan with a new employer. In this case, Coffey agrees to immediately notify IE by written notice to W. Evelyn Walker, Vice President of Human Resources. Upon notification of becoming eligible to participate in a comparable medical plan, any deductions then being made from Coffey's salary continuation payments will cease immediately.

	4.	Stock Options. IE agrees that Coffey will, up to and including
Separation Date and during the Severance Period, continue to vest in his stock options in accordance with the terms of his stock option agreements. Coffey' s rights under the terms of his stock options shall remain exercisable up to and including 30 days after the end of the Severance
Period. Coffey agrees that he no longer has any rights to options he may have had with XLConnect, Inc.

	5. Other Benefits. IE agrees to extend to Coffey the following additional benefits:

	a. IE will provide executive outplacement services to Coffey for a maximum of six (6) months following his Separation Date, with a maximum payment to an outplacement firm of Thirteen Thousand Five Hundred Dollars ($13,500).

	b. IE will provide a maximum reimbursement of $7,500 to Coffey for reasonable expenses incurred by Coffey to seek legal counsel regarding this Agreement.

	6. Precondition. It is specifically agreed that Coffey shall only be entitled to salary continuation, medical coverage, option vesting, and the other benefits provided in this Agreement if he remains employed by IE until at least the earlier of either May 15, 1997, or the filing of IE's Form 10-K for the fiscal year ended on February 1, 1997 with the Securities and Exchange Commission. However, if Coffey's employment is terminated by IE before the agreed Separation Date for any reason other than for Cause as defined in Paragraph 7 below, Coffey shall be entitled to the salary continuation and other benefits of this Agreement and shall also be bound by the full terms of this Agreement.

	7. Termination for Cause. In the event Coffey is terminated for cause as defined in this paragraph before the agreed Separation Date, IE shall not be obligated to provide the salary continuation or other benefits set out in this Agreement. "Cause" shall include each of the commission of a crime willful misconduct, material neglect of duties and gross negligence.

	8. Resignation for Good Reason. Coffey shall be entitled to terminate his employment with IE at any time prior to Separation Date upon prior written notice to IE for good reason. For purposes of this Agreement, "Good Reason" shall mean (a) any material reduction in the scope of Coffey's responsibilities or creation by IE of intolerable working conditions for Coffey (Coffey acknowledges that his current working conditions are not intolerable); (b) any material breach by IE of the terms of this Agreement; or (c) any Change of Control in IE. In the event of Coffey's resignation for Good Reason Coffey shall be entitled to payment of base compensation and accrued benefits through the date of termination of employment, plus all of the other benefits set forth in this Agreement as if Coffey had terminated his employment on the Separation Date in accordance with the terms of this Agreement. For purposes of this Agreement, a Change of Control of IE shall be deemed to have occurred upon the earliest of the following events:

	(1) Any "person," as such term is defined under Section 3(a)(9) and 13(d) of the Exchange Act, who is not an affiliate of IE on the date hereof, becomes a "beneficial owner," as such term is used in Rule 13D-3 under the Exchange Act, of more than 50% of IE's Voting Stock.

	(2) Upon the distribution by IE of all or substantially all of its assets pursuant to a plan of liquidation; or

	(3) IE consummates a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of IE is continued following any such transaction by a resulting entity (which may be, but need not be, IE) and the shareholders of IE immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, a majority of the voting power of the resulting entity.

	9. Acceleration of Salary Continuation Payments. In the event of a Change of Control in IE (as defined in paragraph 8 above) at any time before or after the Separation Date or as a result of which IE has neither significant assets (defined as total assets of less than $100 million at any time) nor significant operations (defined as revenues during any quarterly reporting period of less than $100 million) or tangible net worth (total shareholders' equity less goodwill) of less than $20 million, the salary continuation payments due to Coffey pursuant to the terms of this Agreement shall be accelerated so that Coffey shall receive within fifteen (15) business days of either such event a lump sum payment equal to the balance of salary continuation payments Coffey would have received over the remaining Severance Period.

	10. Confidentiality:

	a. Coffey agrees that he will not disclose or use for his direct or indirect benefit or the direct or indirect benefit of any third party, any Confidential Information (as hereinafter defined) of IE. In general, "Confidential Information" means any and all proprietary information of IE, whether any information relating to computer codes or instructions (including source and object code listings, logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation); computer processing systems and techniques, concepts, layouts, flowcharts, specifications, know-how, any associated programmer, user or other manuals or other like textual materials (including any other data and materials used in performing Coffey's duties); all computer inputs and outputs (regardless of the media on which stored or located); hardware and software configurations; designs, interfaces, research, processes, inventions, products, methods; marketing, sales and distribution, data, methods, plans and efforts; IE's relationship with actual and prospective customers, contractors and suppliers; IE's relationship with actual financial and banking institutions, creditors, or vendors; any other materials prepared by Coffey or other employees in the course of, relating to or arising out of their employment, or prepared by any other contractor for IE or its customers: and any other materials that have not been made available to the general public.

	b. Coffey agrees that he will, effective on Separation Date or earlier termination of employment: (i) discontinue all use of Confidential Information; (ii) return to IE all material furnished by IE that contains Confidential Information; (iii) erase or destroy any Confidential Information contained in computer memory or data storage apparatus under the ownership or control of Coffey; and (iv) remove Confidential Information from any software under the ownership or control of Coffey that incorporates or uses Confidential Information in whole or in part.

	c. Coffey agrees to return to IE on the Separation Date, or earlier termination of employment, any documents, records, notebooks, files, correspondence, reports, memorandum, personal property owned by IE, or any other documents and material whatsoever relating to the business of the Company. He also agrees that he will not make, retain, remove or distribute any copies of the foregoing. IE agrees that Coffey can purchase at agreed upon prices IE's equipment being used by him including the laptop computer, the facsimile machine and printer at his residence.

	11. Confidentiality of Terms. Coffey agrees that the terms of this Separation and Confidentiality Agreement shall remain completely confidential, and he will not hereafter disclose any information concerning this Agreement and the General Release to anyone except: (a) his spouse and family; (b) his personal attorney, if any: (c) his personal financial and/or tax advisors; (d) taxing authorities and (e) as otherwise may be required by law or court order. Coffey further understands that such information may be disclosed to the aforementioned individuals only on the condition that such individuals in turn agree to keep such information completely confidential, and not disclose it to others, except as may otherwise be required by law or court order. Coffey agrees not to disclose his intent to resign to any persons other than executive officers and member of the Board of Directors of IE prior to May 15, 1997, or upon the filing of IE's Form 10-K for the fiscal year ended on February 1, 1997 with the Securities and Exchange Commission, whichever occurs first. After his Separation Date, or earlier termination of employment, and in response to any inquiries by employees of IE or third parties concerning any of the terms of this Agreement, his employment or the termination thereof, Coffey agrees to state only that he resigned his employment to pursue other interests. IE and Coffey will agree on any press release or other public disclosures relative to his departure including wording in IE's Proxy statement.

	12. Waiver and Release of Claims. Coffey completely releases, relinquishes, waives and forever discharges IE, its officers, directors, employees, agents, successors and assigns from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, and demands whatsoever, in law or equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive, or other damages, expenses (including attorney' s fees), reimbursement or costs of any kind which Coffey every had, now has or may have, for or by reason of any cause, matter or thing whatsoever, arising out of or in any way related to Coffey's employment with IE and its subsidiaries and affiliates, his membership of any of IE's Boards of Directors or the termination of employment and membership; provided however, that nothing contained herein shall release IE from its obligations under this Agreement. Coffey agrees that he has executed this Release on his own behalf, and also on behalf of his heirs, agents, representatives, successors and assigns. This release includes, but is not limited to, a release of any rights or claims he may have under:

     a. The Age Discrimination in Employment Act (ADEA), which prohibits age discrimination in employment;

     b. Title VII of the Civil Rights Act of 1964; as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex;

    	c. The Americans with Disabilities Act (ADA), which prohibits discrimination on the basis of a covered disability;

    	d. The Employer Retirement and Income Security Act (ERISA), which prohibits discrimination on the basis of entitlement to certain benefits;

     e. Any other federal, state or local laws or regulations prohibiting employment discrimination;

     f. Breach of any express or implied contract claims;

     g. Wrongful termination or any other tort claims, including claims for attorney's fees whether based on common law, or otherwise.

Coffey understands, however, that by signing this Release, he does not waive rights to (a) claims arising under any applicable worker's compensation laws;
(b) any claims which the law states may not be waived and (c) his vested rights under the regular employment benefit plans of IE, in effect as of the date of this Agreement.

	IE hereby completely remises, releases, relinquishes, waives and forever discharges Coffey and his dependents, heirs, executors, agents, legal representatives, successors and assigns, of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims and demands whatsoever, in law or equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive or other damages, expenses (including attorney' s fees), reimbursements or costs of any kind which IE ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever, arising out of or in any way related to his employment with IE and its subsidiaries and affiliates, his membership on any of their Boards of Directors or the termination of that employment and membership; provided however, that nothing contained herein shall release Coffey from his obligations under this Agreement. IE agrees that it has executed this Release on its own behalf, and also on behalf of its subsidiaries, affiliates, divisions, successors (by merger or otherwise) and assigns.

	13. Indemnification. To the extent permitted by law, IE agrees to defend, indemnify and hold Coffey harmless against any threatened or pending actions or proceedings, whether brought by a third party or as a derivative action, by reason of the fact that Coffey was an officer or representative of IE acting within the scope of his employment.

	14. Cooperation in Defending Legal Actions. Coffey understands that he will not in the future voluntarily assist any individual or entity in preparing, commencing or prosecuting any action or proceeding against IE its directors, officers, employees, or affiliates, including but not limited to, any administrative agency claims, charges or complaints and/or lawsuits against IE, its directors, officers, employees or affiliates, or to voluntarily participate or cooperate in any such action or proceeding, except as such agreement is specifically prohibited by statute. Coffey also agrees that he will cooperate with and assist IE in its defense of any such action or proceeding. This Agreement shall not preclude Coffey from testifying in such an action or proceeding if he is compelled to do so pursuant to a subpoena or other court order. However, Coffey expressly agrees that he will provide written notice addressed to the attention of Barry M. Abelson
Esquire, Pepper Hamilton & Sheetz, LLP, 3000 Two Logan Square, Philadelphia, PA 19103 (Fax No. 215-981-4750) if he should receive, by service or otherwise, a notice, subpoena or other court order or any other written request seeking or requiring him to testify or otherwise participate in or assist in any action or proceeding against IE, such notice to be so provided within 24 hours of each such receipt by Coffey or anyone acting on his behalf.

	15. Announcements and Non-Disagreement. The parties hereby agree that all public disclosure regarding the reasons for the termination of Coffey's employment and other positions with the Company shall be agreed upon between the parties in advance, which agreement will not be unreasonably withheld and shall be consistent with Paragraph 11. Each party agrees not to make any comments inconsistent with any agreed upon language. Each party further agrees not to disparage the other with respect to matters arising prior to the date of the execution of this Agreement or to disclose or otherwise identify any matters which may be detrimental to the other which occurred prior to the date of the execution of this Agreement. It is further agreed that inquiries for references by prospective employers shall be directed to Michael Norris, whose comments shall be positive in nature and not inconsistent with the provisions of this paragraph.

	16. Arbitration of Disputes Under this Agreement. The parties agree that any and all disputes arising out of the performance or breach of this Agreement or any promise or covenant herein shall be resolved by submission to arbitration in Philadelphia, PA under, and in accordance with, the rules and procedures of the American Arbitration Association. In any such proceeding, the prevailing party shall be entitled to an award of reasonable attorney's fees, costs and expenses. It is expressly agreed that no amounts will be withheld from any amounts due during the Severance Period unless an appropriate court order has been obtained.

	17. Governing Law; Enforcement. This agreement shall be governed by and construed and enforced under the laws of the Commonwealth of Pennsylvania.
All remedies at law and equity shall be available for the enforcement of this Agreement incorporated by reference herein. This Agreement may be pleaded as a full bar to the enforcement of any claim in any way related to or arising out of Coffey's employment with IE and/or the termination thereof.

	18. Opportunity to Review and Right to Revoke. Coffey hereby acknowledges that he is acting on his own free will, that he has been afforded ample opportunity to read and review the terms of this Agreement, that he has had an opportunity to seek the advice of counsel, and that he is voluntarily entering into this Agreement with full knowledge of its respective provisions and effects. Coffey also acknowledge that he has seven
(7) days following his signing of this Agreement to revoke this Agreement in which case IE will have no obligation to make any payment to him.

	19. Contractual Effect. The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, and that it shall be binding upon the respective parties as well as their heirs, executors, successors, administrators and assigns. The parties further acknowledge that this Agreement, including the recitals, sets forth the entire agreement and understanding of the parties relating to its subject matter, and supersedes and merges all prior and contemporaneous agreement, negotiations and understandings between the parties, both oral and written.
No change or modification to the Agreement will be binding unless it is in writing and signed by both IE and Coffey.

	IN WITNESS WHEREOF, Coffey and IE each acknowledge that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year set forth below.



/s/ Thomas J. Coffey                          /s/ W. E. Walker
--------------------------------              --------------------------
Thomas J. Coffey                              Witness

Dated:   4/16/97
        ----------------

On behalf of INTELLIGENT ELECTRONICS, INC.:

By: /s/ Richard D. Sanford                    /s/ W. E. Walker
    -----------------------------             ---------------------------
                                              Witness
Title:   CEO
        -------------------------

Date:   4/16/97
       --------------------------